                                  SCHEDULE 13G

                                 (RULE 13D-102)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*

                            DELTIC TIMBER CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                    247850100
                     ---------------------------------------
                                 (CUSIP Number)

                                 August 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                         -------------------------
CUSIP NO.  247850100                    13G            PAGE 2 OF 4 PAGES
------------------------------                         -------------------------

  (1)     Names of Reporting Persons
          I.R.S. Identification Nos. of Above Persons (Entities Only)

          BancorpSouth, Inc.
          64-0659571
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group          (a)   [ ]
          (See Instructions)                                        (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

          Mississippi
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power
  NUMBER OF                          18,596
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     Shared Voting Power
  OWNED BY                          645,543
    EACH               --------------------------------------------------------
  REPORTING            (7)     Sole Dispositive Power
 PERSON WITH                         18,596
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power
                                    645,971
                       --------------------------------------------------------

  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person

          664,567
          ---------------------------------------------------------------------

 (10)     Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     Percent of Class Represented by Amount in Row (9)

          5.5%
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person (See Instructions)

          HC
          ---------------------------------------------------------------------

-----------------------                             ---------------------
CUSIP NO.  247850100               13G              PAGE 3 OF 4 PAGES
-----------------------                             ---------------------


ITEM 1(A)  Name of Issuer:   Deltic Timber Corporation

ITEM 1(B)  Address of Issuer's Principal Executive Offices: 210 East Elm Street
                                                            El Dorado,
                                                            Arkansas 71731
ITEM 2(A)  Name of Person Filing:  BancorpSouth, Inc.
ITEM 2(B)  Address of Principal Business Office or, if None, Residence:
           One Mississippi Plaza, Tupelo, Mississippi 38804
ITEM 2(C)  Citizenship:  Mississippi
ITEM 2(D)  Title of Class of Securities:  Common Stock
ITEM 2(E)  CUSIP Number: 247850100

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
           OR (C), CHECK WHETHER THE PERSON FILING IS A:
           (a) [ ] Broker or dealer registered under section 15 of the Exchange Act.
           (b)      [ ] Bank as defined in section 3(a)(6) of the Exchange Act.
           (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.
           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
           (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
           (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

           (a)      Amount beneficially owned:                          664,567

           (b)      Percent of class:                                      5.5%

           (c)      Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:      18,596

                    (ii)  Shared power to vote or direct the vote:      645,543

                    (iii) Sole power to dispose or to direct the
                          disposition of:                                18,596

                    (iv)  Shared power to dispose or to direct the
                          disposition of:                               645,971

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Beneficiaries of various trusts of which BancorpSouth Bank, a subsidiary of the filing person, is a trustee have the right to receive the receipt of dividends from, or the proceeds from the sale of, certain shares of the common stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           BancorpSouth Bank: BK

-----------------------                             ---------------------
CUSIP NO.  247850100               13G              PAGE 4 OF 4 PAGES
-----------------------                             ---------------------



ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 13, 2001
                                    --------------------------------------------
                                                    (Date)


                                    BANCORPSOUTH, INC.



                                    By: /s/ Cathy M. Robertson
                                        ----------------------------------------
                                                    (Signature)

                                              Executive Vice President
                                    --------------------------------------------
                                                  (Name and Title)